[LOGO]

June 20th, 1999

Mr Sanjai K Bijawat
31 River Court, #2805
Jersey City, NJ 07310

Dear Sanjai:

On behalf of Impresse Corporation (the "Company"), I am pleased to offer you the position of Vice President and Chief Financial Officer. You will report to the President & CEO.

The terms of your employment are as follows:

- Base Salary: Your base salary shall be $175,000 per year, payable semi-monthly in amounts of $7291.67 in accordance with customary Company payroll procedures (including compliance with applicable US withholding and other US laws) as the same currently exists or may exist in the future. Your position is classified as "exempt" and you will not be eligible for overtime pay.
- Annual Bonus: You will receive quarterly bonuses based on accomplishment of MBO's. Your FY99 target quarterly bonus will be $18,750. The
    Company will require you to propose this year's MBO's within 4 weeks of your start date, and they will be subject to approval by the President and CEO. Your bonus will be in accordance with customary Company payroll procedures (including compliance with applicable withholding and other laws) and will be paid in equal amounts, quarterly, 4 weeks after end of each fiscal quarter (currently, the Company's fiscal quarters end on March 31, June 30, September 30, Dec 31.)
- Incentive Stock Options: Company management will recommend to the Board of Directors that you be granted a stock option (the "Stock Option") entitling you to purchase up to 150,000 shares of Company Common Stock. The number of shares purchasable pursuant to the Stock Option shall vest as to 1/4th upon the one-year anniversary of your employment start date, and thereafter as to 1/48th at the end of each calendar month until the Stock Option is fully vested (such that the entire Stock Option shall be vested approximately four years after your start date). The Stock Option will be an incentive stock option to the extent permitted by applicable law. The grant of the Stock Option is subject in all respects to the approval of the Board of Directors and the terms of the Company's 1997 Stock Option Plan. You will also be granted 50,000 additional stock options ("Bonus Option") if you accomplish MBOs as described in the second bullet above. The grant of these additional stock options is subject in all respects to the approval of the Board of Directors and the terms of the Company's 1997 Stock Option Plan. The strike price of the options (Stock Option and Bonus Option) will equal the price of each Common share at the time of the grant (in other words, the "Fair Market Value as determined by the Board of Directors"). If the Company expects to have a Liquidity Event prior to the first anniversary of the Start Date, then the Bonus Option will be distributed to you at a point in time prior to the expected Liquidity Event (the "Bonus Option Grant Date"), with the number of options granted determined on a pro-rata basis based on the time elapsed from the Start Date to the Bonus Option Grant Date. The term "Liquidity Event" includes an IPO or a merger/sale of the Company. This offer of additional options is a one-time offer only, valid for the first twelve months of your employment.
- 83(b)Election: The Company will offer you an opportunity to perform an 83(b) election for your stock option shares. If you wish, the Company will also offer you a loan to help finance the purchase of these shares.
- Evergreen Program: The Company intends to offer additional shares to current employees as part of any "evergreen" program. If and when these shares are offered, you will be eligible to participate in the program.
- Benefits: The Company will offer you the same basic employment benefits that are available to all Company employees, as the same currently exists or may exist in the future. You acknowledge that participation in Company benefit programs may require payroll deductions and/or direct contributions by you.
- Relocation: You agree to relocate your residence to the California Bay Area within a reasonable time period. When the move occurs, the Company will grant you a relocation allowance of $50,000 to move your personal effects and to pay for home selling and buying costs for your primary residence as well as other legitimate move-related expenses. You may be required to submit proof of expenses in order to claim all or part of this allowance. The Company cannot compensate you for differences in real estate prices as the same currently exist or may exist in the future. If you resign from the company at your own choice within one year from the date you start employment, you will need to repay this relocation allowance. If you are terminated with or without cause, you will not need to repay this allowance.
- At-Will Employment: You understand and acknowledge that your employment with the Company is for an unspecified duration and constitutes "at-will" employment. You acknowledge that this employment relationship may be terminated at any time, with or without good cause or for any or no cause, at the option either of the Company or yourself.
- Employment Terms: This offer of employment is contingent upon your signing and returning to the Company on or before your employment start date, the attached "Confidential Information and Inventions Assignment Agreement." Please note that this offer letter and the attached agreement set forth the entire agreement and understanding between you and the Company regarding your employment relationship and supersedes any other written or oral representation or promise.
- Start Date: Your start date will be July 15th 1999. Please indicate your acceptance of this offer letter by signing and returning a copy of this letter on or before June 24th, 1999.

Sanjai, we are very excited at the prospect of your joining Impresse. We look forward to your enthusiastic efforts in building a great company.

Very truly yours,

/s/ Nimish Mehta
Nimish Mehta
President & CEO



Agreed and Accepted:

I accept this offer of employment on the terms stated above.

/s/ Sanjai K. Bijawat                      June 24, 1999
-------------------------------------     --------------
Sanjai K. Bijawat                          Date